Exhibit 99.2

Smurfit-Stone Container Corporation

EBITDA (a)

	2003			2002
($ Millions)	3rd Qtr	4th Qtr	Full Year	4th Qtr	Full Year

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(120)	(141)	(338)	34	94
Interest expense, net	85	85	341	88	355
Loss on early extinguishment of debt	0	0	3	0	32
Stone receivables discount expense	1	1	4	1	5
Depreciation, depletion and amortization	103	106	415	103	401
Restructuring charges	2	107	115	14	24
Non-cash foreign exchange (gain) loss	1	12	50	(2)	2
Litigation charges, net	106	0	110	0	0
Loss on sale of assets	1	1	5	4	10
Income from discontinued operations before taxes and gain (loss) on disposition	0	0	10	11	39

EBITDA	179	171	715	253	962

(a)          EBITDA is defined as income (loss) from continuing and discontinued operations before: income taxes, cumulative effect of accounting change, net interest expense, loss on early extinguishment of debt, Stone receivables discount expense, depreciation, depletion and amortization, restructuring charges, non-cash foreign exchange (gain) loss, net litigation charges, loss on sale of assets and (gain) loss on disposition of discontinued operations.  EBITDA is presented in order to provide an indication of our ability to service debt and is an important measurement to us because of our highly leveraged position.  It is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations for the periods presented.  EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies.